EXHIBIT 21

SUBSIDIARIES OF CODORUS VALLEY BANCORP, INC.

1.	PeoplesBank, A Codorus Valley Company – 100% owned
(chartered in Pennsylvania)
105-109 Leader Heights Road
York, PA 17403

2.	SYC Realty Company, Inc. – 100% owned
(incorporated in Pennsylvania)
1 Manchester Street, P.O. Box 67
Glen Rock, Pennsylvania 17327

3.	CVLY Corp. – 100% owned
(incorporated in Pennsylvania)
105 Leader Heights Road
York, PA 17405

4.	CVB Statutory Trust I – 100% owned (1)
(formed in Delaware)
Trustee:
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attn: Corporate Trust Administration

5.	CVB Statutory Trust 2 – 100% owned (1)
(formed in Delaware)
Trustee:
Wells Fargo Bank, National Association
919 Market Street
Suite 700
Wilmington, Delaware 19801
Attn: Corporate Trust Division

(1) The Statutory Trusts have not been consolidated into the financial statements of the Corporation in accordance with ASC Topic 810, “Consolidation”.

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